Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated April 1, 2024 (except for the effects of the discontinued operations as described in Notes 1 and 3, to which the date is February 14, 2025) with respect to the consolidated financial statements of XBP Europe Holdings, Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023.

We also consent to the use of our name as it appears under the caption “Experts”.

/s/ UHY LLP

Sterling Heights, Michigan
February 14, 2025